Exhibit 10.1

AGREEMENT TO PURCHASE LIMITED LIABILITY COMPANY MEMBERSHIP
INTEREST, SETTLEMENT AND MUTUAL RELEASES

THIS AGREEMENT to Purchase Limited Liability Company Membership Interest, Settlement and Mutual Releases (this “Agreement”), is made this 21st day of September, 2006, by and between Explorer Gear USA, Inc., a California corporation (“Explorer Gear” or “Seller”), Explorer Headgear, Inc., a Canadian corporation (“Explorer Headgear”), and Sport-Haley, Inc., a Colorado corporation (“Sport-Haley” or “Purchaser”).

RECITALS

WHEREAS, Seller is the owner of a 49% Percentage Interest in Reserve Apparel Group, LLC, a Colorado limited liability company (the “Company”‘) and Purchaser is the owner of a 51% Percentage Interest in the Company;

WHEREAS, Seller and Purchaser are the only two members of the Company;

WHEREAS, the Company is governed by the provisions of an Operating Agreement which became effective November 3, 2005, by and between Seller and Purchaser (the “Operating Agreement”);

WHEREAS, Seller desires by this Agreement to sell, transfer and assign to Purchaser all of Seller’s Percentage Interest and membership rights in the Company (“Percentage Interest”), and Purchaser desires by this Agreement to purchase, accept and assume the same, according to the terms set forth herein;

WHEREAS, Sport-Haley and its Affiliates have asserted certain Claims against Seller, Explorer Headgear and their Affiliates, related to the formation of the Company, the operation of the Company’s business and the potential acquisition of Sport-Haley by Explorer Headgear and its Affiliates;

WHEREAS, Seller, Explorer Headgear and their Affiliates have disputed the Claims asserted by Sport-Haley and its Affiliates, and in turn, have asserted certain Claims against Sport-Haley and its Affiliates related to the formation of the Company, the operation of the Company and certain alleged statements made by one or more officers of Sport-Haley, and Sport-Haley and its Affiliates have disputed such Claims; and

WHEREAS, Seller, Explorer Headgear and their Affiliates, on the one hand, and Sport-Haley and its Affiliates, on the other hand, wish to settle, resolve and compromise their respective Claims, whether known or unknown, concerning the past business dealings between the parties;

NOW, THEREFORE, FOR AND IN CONSIDERATION of the above recitals and the mutual agreements stated in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged by each party, the parties agree as follows:

Section 1.              Certain Definitions.

In addition to the terms defined elsewhere in this Agreement, the following capitalized terms, when used in this Agreement, shall have the meaning set forth below. All other capitalized terms, to the extent defined in the Operating Agreement, shall have the meaning as defined in Section 1.2 of the Operating Agreement, except as modified in this Agreement.

1.1           Act. As defined in the Operating Agreement.

1.2           Affiliate. Any individual, partnership, corporation, limited liability company, trust, or other Entity or association, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with a party to this Agreement. The term “control,” as used in the immediately preceding sentence, means, with respect to a corporation the right to exercise, directly or indirectly, more than 10% of the voting rights attributable to the controlled corporation, and, with respect to any Person, individual, partnership, trust, other Entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Entity. In addition, with respect to Sport-Haley, “Affiliate” shall include, without limitation, its officers, directors, employees and agents, and with respect to Explorer Gear and Explorer Headgear, shall include, without limitation, its officers, directors, managers, employees, partners and agents.

1.3           Assets. All of the assets, properties, businesses, and rights of a Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

1.4           Business Day. Any day other than Saturday, Sunday or a day on which banking institutions in Denver, Colorado are required or authorized to be closed.

1.5           Claim. Any actual or threatened claim, action, suit, arbitration, hearing, inquiry, proceeding (including administrative and informal proceedings), complaint, charge, investigation or audit by or before any Governmental Entity or arbitrator and any appeal from any of the foregoing.

1.6           Dollar. As used herein, “dollar” or the symbol “$” refers to United States dollars.

1.7           Effective Date. The date set forth above; i.e., August 31, 2006.

1.8           Encumbrance. Any security interest, interest retained by the transferor under a conditional sale or other title retention agreement, mortgage, lien, pledge, option, encumbrance, adverse interest, exception to or defect in title or other ownership interest (including reservations, rights of entry, possibilities of reverter, encroachments, easements, rights-of-way, restrictive covenants, leases and licenses) of any kind, which constitutes an interest in or claim against property, whether arising pursuant to any legal requirement, governmental permit, contract or otherwise.

1.9           GAAP. United States generally accepted accounting principles, as amended from time to time.

1.10         Governmental Entity. Any United States or Canadian court, federal, state, provincial, local or foreign government or any administrative agency or commission or any other governmental authority or instrumentality whatsoever.

1.11         Indebtedness. When used with reference to any Person, without duplication, (i) any Liability of such Person created or assumed by such Person, or any subsidiary thereof, (A) for borrowed money, (B) evidenced by a bond, note, debenture, or similar instrument (including a purchase money obligation, deed of trust or mortgage) given in connection with the acquisition of, or exchange for, any property or assets (other than inventory or similar property acquired and consumed in the Ordinary Course of Business), including securities and other indebtedness, (C) in respect of letters of credit issued for such Person’s account and “swaps” of interest and currency, exchange rates (and other interest and currency exchange rate hedging agreements) to which such Person is a party or (D) for the payment of money as lessee under leases that should be, in accordance with GAAP recorded as capital leases for financial reporting purposes; (ii) any Liability of others described in the preceding clause (i) guaranteed as to payment of principal or interest by such Person or in effect guaranteed by such Person through an agreement, contingent or otherwise, to purchase, repurchase, or pay the related Indebtedness or to acquire the security therefor; (iii) all Liabilities or obligations secured by a lien upon property owned by such Person and upon which Liabilities or obligations such Person customarily pays interest or principal, whether or not such Person has assumed or become liable for the payment of such Liabilities or obligations; and (iv) any amendment, renewal, extension, revision or refunding of any such Liability or obligation.

1.12         Knowledge. As used with respect to a Person shall mean those facts that are actually known by, or should have been known through the exercise of such due diligence as a prudent business person would have made or exercised in the management of his or her business affairs, including due inquiry of those employees, officers, or directors of such Person who could reasonably be expected to have actual knowledge of the matters in question. “Known” shall have a correlative meaning.

1.13         Liability. Any liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, but not limited to, any liability for Taxes.

1.14         Losses. Any Claims, losses, Liabilities, damages, penalties, costs and expenses, including interest that may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts, and settlement costs, in each case net of insurance proceeds.

1.15         Material Adverse Effect. A material adverse effect on the aggregate operations, assets, or financial condition of the Company, taken as a whole, but without taking into account any effect resulting from changes in conditions (including economic conditions, or federal, state or local governmental actions, legislation or regulations) that are applicable to the economy or the golf apparel industry on a national, regional, state or local basis or any changes in competition affecting the Company’s business.

1.16         Operating Agreement. The Operating Agreement of the Company effective November 3, 2005, between Sport-Haley and Explorer Gear.

1.17         Ordinary Course of Business. The ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency and, where appropriate, in accordance with formulas).

1.18         Percentage Interest. As defined in the Operating Agreement. With respect to Explorer Gear, it’s Percentage Interest at the time of this Agreement is 49% (“Seller’s Percentage Interest”) and Sport-Haley’s is 51%. Percentage Interest shall include all relative rights of membership in the Company appurtenant to ownership of the Percentage Interest, whether under the terms of the Operating Agreement or pursuant to applicable law.

1.19         Person. An individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, business enterprise, or a governmental entity (or any department, agency, or political subdivision thereof), or any other legal entity, whether acting in an individual, fiduciary or other capacity.

Section 2.              Sale of Member Percentage Interest.

2.1           Effective as of the Effective Date, Seller sells, transfers, and assigns to Purchaser and Purchaser purchases, accepts and assumes from Seller (a) all of Seller’s Percentage Interest in the

Company (so that from and after the Effective Date, Seller shall have no Percentage Interest, shall no longer be a member of the Company and shall have no further right to participate in the business and affairs of the Company and Purchaser shall have a 100% Percentage Interest and shall be the sole member of the Company) and (b) any and all right, title, and interest which Seller has under the provisions of the Operating Agreement, or in and to any of the Company’s assets, with respect to Seller’s Percentage Interest so assigned.

2.2           From and after the Effective Date, all equitable and legal rights, title and interests in and to Seller’s Percentage Interest shall be owned, held and exercised by Purchaser. As of the Effective Date, all capital calls, obligations and liabilities, if any, under the Company’s Operating Agreement related to Seller’s Percentage Interest shall be the sole responsibility of Purchaser.

2.3           As of the Effective Date, Seller shall have no balance in its Capital Account. Seller’s Capital Account balance prior to the sale of its Percentage Interest herein shall be transferred to Purchaser’s Capital Account. Seller agrees and consents that regardless of its Capital Account balance prior to the Effective Date, Seller forfeits any right to the return or distribution of such Capital Account balance in consideration for receiving the Purchase Price.

2.4           As of the Effective Date, Seller shall no longer be entitled to any pro rata apportionment of profits and shall not be required to assume any pro rata portion of losses, to which Seller would have otherwise been entitled or obligated, as applicable, pursuant to the terms of the Operating Agreement.

2.5           As of the Effective Date, Seller is no longer entitled to any distributions, return of Capital, or any other payments of any kind from the Company, including, but not limited to, any reimbursement of expenses or payment of member loans, if any, to which Seller might have otherwise been entitled. Any entitlement by Seller to any distributions, return of Capital or other payments, if any, as of the Effective Date are hereby transferred and assigned to Purchaser. Seller’s entitlement, if any, to any reimbursement of expenses related to the Company or member loans prior to the Effective Date, is extinguished.

Section 3.              Purchase Price.

Purchaser shall pay to Seller, within five Business Days of the Effective Date, for Seller’s Percentage Interest and as consideration for the other covenants and agreements contained herein, the sum of $375,000.00 US (the “Purchase Price”). Such payment will be paid by Purchaser’s check which shall be delivered to Seller at 70 East Beaver Creek Road, North Building, Unit 202, Richmond Hill, Ontario L4B 3B2.

Section 4.              Representations and Warranties.

Each party’s obligations to consummate the transactions contemplated by this Agreement are conditioned upon the respective Representations and Warranties of each party being true and correct at the Effective Date.

4.1           By Seller and Explorer Headgear. To induce Purchaser to accept the delivery of this Agreement, Seller’s Percentage Interest being sold, transferred and assigned, give the releases herein, and make the payment required hereunder, Seller hereby represents and warrants the following to Purchaser, on the Effective Date hereof and at the time of such delivery:

4.1.1        Seller and Explorer Headgear are corporations duly organized, validly existing and in good standing under the laws of the State or Canadian Province of organization and have all requisite corporate power and authority to own, lease and use the Assets owned, leased or used by it and to conduct its business as presently conducted.

4.1.2        Seller has good and marketable title to, and is the sole legal and beneficial owner of Seller’s Percentage Interest being sold, transferred and assigned to Purchaser. Seller has not sold, transferred, or encumbered any or all of Seller’s Percentage Interest. Seller is transferring and assigning Seller’s Percentage Interest to Purchaser free and clear of any and all right, title, interest or Encumbrance of any other Person whatsoever. Other than this Agreement, there is no agreement between Seller and any Person with respect to the disposition of Seller’s Percentage Interest or otherwise relating to Seller’s Percentage Interest.

4.1.3        Except as disclosed to Purchaser in the attached Schedule 4.1.3, neither Seller nor its Affiliates have entered into any contracts, agreements or arrangements with any Person relating to, or on behalf of, the Company.

4.1.4        Seller, or its Affiliates, have not, on behalf of the Company, made an election under Section 754 of the Internal Revenue Code of 1986, as amended.

4.1.5        Seller and its Affiliates have no Knowledge of any present, pending or threatened Claims of or by any Person or Governmental Entity concerning the Company’s trade practices, including, but not limited to, proper garment labeling, payment of quota, duty, handling or transit fees or other trade expenses, or alleging any violations of trade regulations or laws, in connection with Seller’s (or Affiliates’) procurement of orders for or on behalf of the Company.

4.1.6        Except as disclosed to Purchaser in the attached Schedule 4.1.6, Seller and its Affiliates have taken no action, or failed to take any action, on behalf of the Company, which has or could reasonably incur Liability or Indebtedness, or which had caused a Person to assert a Claim for Liability or Indebtedness against the Company, in an amount exceeding $5,000.

4.1.7        Except as disclosed to Purchaser in the attached Schedule 4.1.7, Seller and its Affiliates, have no Knowledge of any third-party Claims relating to the design, manufacture, shipment, importation, sale or use of the Top-Flite® Apparel made and/or sold by the Company, nor any third-party Claims related to the negligence, product liability, breach of warranty or willful misconduct by the Company or its employees, managers, suppliers, subcontractors, independent contractors or agents, including but not limited to, Losses arising out of third-party Claims relating to the development, manufacture, advertising, marketing, distribution, sale or handling of the Top-Flite® Apparel made and/or sold by the Company or any improper or unauthorized use of the Top-Flite® trademarks or any breach or violation of any warranty, representation, term or condition of the License Agreement by the Company.

4.1.8        Seller has no Knowledge of any unpaid duty, quota, handling or transit fees or other trade expenses due, or claimed to be due, to any Governmental Entity or other Person with respect to any orders procured by Explorer Gear and/or Explorer Headgear and/or their Affiliates for or on behalf of the Company.

4.1.9        Seller, except as disclosed to Purchaser in the attached Schedule 4.1.9, has no Knowledge of any Claims asserted or threatened, or which could be asserted or threatened, against the Company by its suppliers in an amount exceeding $5,000.

4.1.10      Seller, except as disclosed to Purchaser in the attached Schedule 4.1.10, has no Knowledge of any existing or potential Claims against the Company related to actions or the failures to act by Seller or its Affiliates with respect to the employment or purported employment of any Person by the Company.

4.1.11      Neither Seller, Explorer Headgear, nor their respective Affiliates, have taken any action to create any lien or Encumbrance upon the Assets of the Company, and to Seller’s Knowledge, no liens or Encumbrances exist with respect to the Company’s Assets.

4.1.12      With respect to any contracts, arrangements or agreements entered into by the Company, whether at the direction of Seller or not, Seller has no Knowledge that either the Company, Seller, or any other party thereto is in breach or default of any material terms or conditions thereunder.

4.1.13      Seller has all requisite power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and all other documents and instruments to be executed and delivered in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”) to which Seller is a party. The execution and delivery by Seller of, the performance by Seller of its obligations under, and the consummation by Seller of the transactions contemplated by, this Agreement and the Transaction Documents to which Seller is a party have been duly and validly authorized by all necessary action by or on behalf of Seller. This Agreement has been, and when executed and delivered by Seller the Transaction Documents will be, duly and validly executed and delivered by Seller and the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies.

4.2           By Purchaser. To induce Seller to accept the delivery of this Agreement, to sell, transfer and assign Seller’s Percentage Interest, and give the releases herein, Purchaser hereby represents and warrants the following to Seller, on the Effective Date hereof and at the time of such delivery:

4.2.1        Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization and has all requisite corporate power and authority to own, lease and use the Assets owned, leased or used by it and to conduct its business as presently conducted.

4.2.2        Purchaser has all requisite power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and all other documents and instruments to be executed and delivered in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”) to which Purchaser is a party. The execution and delivery by Purchaser of, the performance by Purchaser of its obligations under, and the consummation by Purchaser of the transactions contemplated by, this Agreement and the Transaction Documents to which Purchaser is a party have been duly and validly authorized by all necessary action by or on behalf of Purchaser. This Agreement has been, and when executed and delivered by Seller the Transaction Documents will be, duly and validly executed and delivered by Purchaser and the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies.

4.2.3        Since June 30, 2006 (a) the Company has not incurred any non-ordinary course obligation or liability, the performance of which would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, (b) there has not been any event or circumstance which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and (c) the Company’s business has been conducted only in the Ordinary Course of Business.

4.2.4        Purchaser (i) understands that Seller’s Percentage Interest being purchased herein has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or under any state securities law or Blue Sky Law of any jurisdiction (“Blue Sky Law”) and that Seller’s Percentage Interest is being offered and sold in reliance upon federal and State exemptions for transactions not involving a public offering; (ii) has had the opportunity to obtain information as desired in order to evaluate the merits and risks inherent in holding Seller’s Percentage Interest; (iii) is able to bear the economic risk in holding Seller’s Percentage Interest; and (iv) is acquiring Seller’s Percentage Interest solely for investment and not with a view to the distribution or resale thereof. The term “solely for investment” used in this Section has the meaning given to that term for purposes of determining the availability of an exemption from registration under Section 4(2) of the Securities Act. Further, Purchaser will not sell, assign, transfer or otherwise dispose of Seller’s Percentage Interest being acquired herein without registration under the Securities Act and under applicable Blue Sky Law unless an exemption from registration thereunder is available.

4.2.5        As of the Effective Date, to Purchaser’s Knowledge, the Company has no present orders from Wal-Mart.

Section 5.              Additional Covenants.

5.1.1        Seller agrees that after the Effective Date, neither Seller, Explorer Headgear or their respective Affiliates will communicate by any means with Wal-Mart Stores, Inc. (“Wal-Mart”) concerning the business of the Company, unless specifically requested by Sport-Haley. Seller and Explorer Headgear agree that a violation or threatened violation of this section 5.1.1 would cause irreparable harm to the Company or, as the case may be, to Sport-Haley and there is no adequate remedy at law for such violation or threatened violation. Accordingly, in the event of an actual or threatened breach of this section 5.1.1, the Company and/or Sport-Haley shall be entitled to seek an injunction restraining the breaching party without proof of actual damages and without the need to post any bond or other security. For purposes of this paragraph, the parties to this Agreement consent to the personal and subject matter jurisdiction of the state Denver District Court and the United States District Court for the District of Colorado located in Denver, Colorado.  Nothing stated herein shall be construed to prohibit the Company or Sport-Haley from pursuing any other remedies available to them for such breach or threatened breach.

5.1.2        If requested by Purchaser, for a period not to exceed six months from the Effective Date, Explorer Gear and Explorer Headgear shall provide reasonable assistance to and cooperation with Purchaser concerning information regarding orders caused to be placed by Explorer Gear and/or Explorer Headgear on behalf of or for the benefit of the Company with Wal-Mart.

5.1.3        If requested by Purchaser, for a period not to exceed twelve months from the Effective Date, Explorer Gear and Explorer Headgear shall provide reasonable assistance to and cooperation with Purchaser regarding matters pertaining to business of the Company prior to the Effective Date, including, but not limited to information required for the preparation of financial statements and tax returns.

5.1.4        Prior to the Effective Date, Purchaser confirms that it has notified Callaway Golf Corporation (“Callaway”), which licensed Purchaser to market Top-Flite® Apparel and approved of the use of such license by the Company, concerning the purchase of Seller’s Percentage Interest in the Company, and Callaway has acknowledged and consented to the purchase.

5.1.5        Seller acknowledges and agrees that it has been provided all information and documents requested from Purchaser and the Company and has been afforded the opportunity to examine the books and other records of the Company and to ask questions of the Operating Manager and other employees or agents of the Company concerning the financial and operating status of the Company. Seller has received and reviewed the unaudited financial statements of the Company as of June 30, 2006, which are attached to this Agreement as Exhibit 1, which accurately reflect the Company’s financial results, prior to any audit adjustments. As a result, Seller is cognizant of the financial condition, current operations, material agreements and financing of the Company, and has available full information concerning the Company’s affairs. In evaluating the merits of the sale of Seller’s Percentage Interest, Seller has not relied upon any representations or other information (whether oral or written) from Purchaser, the Company or any person acting on their behalf, other than as set forth in this Agreement.

5.1.6        The Company shall cause to have prepared, and distributed to Seller, a Schedule K-1, in order to properly report a reconciliation of Seller’s Capital Account balance activity up through the Effective Date. Seller acknowledges and agrees that it is responsible for any and all tax consequences related to the ownership of Seller’s Percentage Interest up through the Effective Date.

Section 6.              Continuing Application of Certain Provisions of Operating Agreement

6.1           The parties intend by this Agreement that all of Seller’s rights, interest and participation in the Company shall cease and immediately terminate as of the Effective Date, except as provided herein. However, while as of the Effective Date, Seller is no longer a member of the Company and except as stated in this Section 6, the Operating Agreement is no longer applicable to it, Seller agrees that the following provisions of the Operating Agreement shall remain applicable to it and its Affiliates as described in Section 6.2.

6.2           The following provisions of the Operating Agreement shall continue to apply to Seller and its Affiliates after the Effective Date, as provided below:

6.2.1        The confidentiality of Sport-Haley’s, Callaway’s, Wal-Mart’s and each member’s product manufacturers and suppliers, as set forth in Article 9 of the Operating Agreement, shall continue to apply to Explorer Gear and its Affiliates.

6.2.2        The non-competition provisions of Section 10.1 of the Operating Agreement shall continue to apply to Explorer Gear and its Affiliates for one year following the Effective Date.

6.2.3        The non-solicitation of member employees provisions of Section 10.2 of the Operating Agreement shall continue to apply to Explorer Gear and its Affiliates for one year following the Effective Date.

6.2.4        Pursuant to Section 10.3 of the Operating Agreement, Explorer Gear and its Affiliates continue to acknowledge and agree that they may not sell Top-Flite® Apparel in the United States or the Territory, as defined in the License Agreement, at any time.

6.2.5        The remedies for violation of the provisions of Article 9 and 10, as set forth in Section 10.4 of the Operating Agreement, shall continue to apply to Explorer Gear and its Affiliates.

6.3           The following provisions of the Operating Agreement shall continue to apply to Purchaser after the Effective Date, as provided below:

6.3.1        The confidentiality of Explorer Gear’s and each member’s product manufacturers and suppliers, as set forth in Article 9 of the Operating Agreement, shall continue to apply to Purchaser and its Affiliates.

6.3.2        The non-solicitation of member employees provisions of Section 10.2 of the Operating Agreement shall continue to apply to Purchaser and its Affiliates for one year following the Effective Date.

6.4           The following provisions of the Operating Agreement will no longer have any effect as to Sport-Haley as of the Effective Date: Operating Agreement Sections 10.1 and 10.3

Section 7.              Survival of Representations, Warranties, Etc./Indemnification.

7.1           Survival of Representations and Warranties, Covenants and Agreements. The representations, warranties covenants and agreements of Seller in this Agreement (other than covenants and agreements which by their terms are to be performed after the Effective Date) will survive until one year after the Effective Date. The representations, warranties, covenants and agreements (other than the covenants and agreements which by their terms are to be performed after the Effective Date) of Purchaser in this Agreement will survive until one year after the Effective Date. The covenants and agreements of the parties in this Agreement that are by their terms intended to be performed after Effective Date will survive the Effective Date and will continue in full force and effect in accordance with their terms, subject to applicable statutes of limitation. The applicable periods of survival of the representations, warranties, covenants and agreements prescribed by this Section 7.1 are referred to as the “Survival Period.” The liabilities of the parties under their respective representations, warranties, covenants and agreements will expire as of the expiration of the applicable Survival Period; provided, however, that such expiration will not include, extend or apply to any breach of which has been asserted by Purchaser in a written notice to Seller before such expiration or about which Seller has given Purchaser written notice before such expiration indicating that facts or conditions exist that, with the passage of time or otherwise, can reasonably be expected to result in a breach (and describing such potential breach in reasonable detail).

7.2           Seller. Seller shall defend, indemnify, and hold harmless Purchaser, and its directors, officers, employees, agents, successors and assigns and any Person claiming by or through any of them, as the case may be, from and against any and all Losses, Liability, Claim of Liability, or expense resulting from or arising out of: (a) any breach of any covenant, agreement or obligation of Seller contained in this Agreement, including, but not limited to those provisions of the Operating Agreement which are continuing as to Seller, as set forth in Section 6.2; (b) any and all Losses, Liability, Claim of Liability, or expense incurred by, or threatened against, Purchaser or the Company and arising before the Effective Date, caused by the willful misconduct of Seller, Explorer Headgear or their Affiliates concerning the Company and (c) any breach of any representation or warranty made by Seller, or, as applicable, Explorer Headgear or their respective Affiliates, contained in Section 4.

7.3           By Purchaser. Purchaser shall defend, indemnify, and hold harmless Seller, and its directors, officers, employees, agents, successors and assigns and any Person claiming by or through any of them, as the case may be, from and against any and all Losses, Liability, Claim of Liability, or expense resulting from or arising out of: (a) any breach of any covenant, agreement or obligation of Purchaser contained in this Agreement, including, but not limited to those provisions of the Operating Agreement which are continuing as to Purchaser, as set forth in Section 6.3; and (b) any breach of any representation or warranty made by Purchaser or its Affiliates, contained in Section 4.

7.4           Third-Party Claims. In the event any third party asserts any Claim with respect to any matter as to which the indemnities in this Agreement relate, the party or Person against whom the Claim is asserted (the “Indemnified Party”) shall give prompt notice to the other party or Person (the “Indemnifying Party”), and the Indemnifying Party shall have the right at its election to take over the defense or settlement of the third-party Claim at its own expense by giving prompt notice to the Indemnified Party. If the Indemnifying Party does not give such notice and does not proceed diligently so to defend the third-party Claim within thirty (30) days after receipt of the notice of the third-party Claim, the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make as to those claims and shall reimburse the Indemnified Party for its Losses related to the defense or settlement of the third-party Claim. The parties shall cooperate in defending against any asserted third-party Claims.

7.5           Indemnification Non-Exclusive. The indemnification provisions of this Section 7 are in addition to, and not in derogation of, any statutory, equitable or common-law remedy any Party may have for breach of representation, warranty, covenant or agreement.

7.6           Access and Information. With respect to any Claim for indemnification hereunder, the Indemnified Party will give to the Indemnifying Party and its counsel, accountants and other representatives full and free access during normal business hours and upon the giving of reasonable prior notice to their books and records relating to such Claims, and to their employees, accountants, counsel and other representatives, all without charge to the Indemnifying Party, except for reimbursement of reasonable out-of-pocket expenses. The Indemnified Party agrees to maintain any of its books and records which may relate to a Claim for indemnification hereunder for such period of time as may be necessary to enable the Indemnifying Party to resolve such Claim; provided that the failure to do so shall not relieve the Indemnifying Party of any obligation hereunder unless the Indemnifying Party demonstrates that the failure to do so substantially prejudiced the Indemnifying Party in the defense of any third-party proceeding, and then only to the extent so prejudiced.

Section 8.              Settlement and Mutual Releases.

8.1           It is the intent of Sport-Haley, the Company, and their Affiliates, on the one hand, and Explorer Headgear and Explorer Gear, and their Affiliates, on the other hand, to resolve, compromise, settle and release all asserted or non-asserted Claims between the parties, whether know or unknown, arising from or out of the transactions and past business dealings between the parties up through the Effective Date, including, but not limited to any Claims that have arisen or could have arisen concerning the Company and the parties’ negotiations and discussions of a potential acquisition.

8.2           For and in consideration of the payment of the Purchase Price to Seller by Purchaser, Seller, Explorer Headgear, their respective Affiliates, including, but not limited to their respective officers, directors, employees, agents and assigns (the “Seller Releasing Parties”), do hereby release, remise and forever discharge Purchaser, the Company, their respective Affiliates, and, as applicable, their respective heirs, personal representatives, agents, executors, administrators, attorneys, partners, officers, directors, managers, shareholders, successors, assigns and insurers, of and from any and all Claims, actions or causes of action, demands, rights, Liabilities and damages, in law or in equity, whether as of this date known or unknown, asserted or unasserted, of whatsoever kind or character, which the Seller Releasing Parties now have or may claim to have in the future, arising from, or based in whole or in part upon, any act, omission, event, transaction, matter or thing involved, alleged or referred to, or arising directly or indirectly from or in connection with, any or all of the parties’ past business dealings up through the Effective Date, including, without limitation, all agreements, associations and/or relationships and any Claims involving or relating to the Company and the Operating Agreement, except as provided in Section 8.4 below.

8.3           For and in consideration of the mutual covenants and agreements contained herein, Purchaser, the Company, and their respective Affiliates, including, but not limited to, their respective officers, directors, managers, employees, agents and assigns (the “Purchaser Releasing Parties”), do hereby release, remise and forever discharge Seller, Explorer Headgear, their respective Affiliates, and, as applicable, their respective heirs, personal representatives, agents, executors, administrators, attorneys, partners, officers, directors, shareholders, successors, assigns and insurers, of and from any and all Claims, actions or causes of action, demands, rights, Liabilities and damages, in law or in equity, whether as of this date known or unknown, asserted or unasserted, of whatsoever kind or character, which the Purchaser Releasing Parties now have or may claim to have in the future, arising from, or based in whole or in part upon, any act, omission, event, transaction, matter or thing involved, alleged or referred to, or arising directly or indirectly from or in connection with, any or all of the parties’ past business dealings up through the Effective Date, including, without limitation, all agreements, associations and/or relationships and any Claims involving or relating to the Company and the Operating Agreement, except as provided in Section 8.4 below.

8.4           The foregoing provisions of release shall in no way impair or limit the enforcement and validity of the covenants and agreements which are continuing and the representations and warranties set forth in this Agreement, which shall remain effective and enforceable as provided in Section 7.1 above.

8.5           Consent and Release of Company. This Agreement is subject to and conditioned upon (1) the Company’s delivery of its consent hereto and (2) the release by the Company of any Liability for capital contributions to the Company by Seller, whether arising from the Operating Agreement or otherwise. By its signature below, the Company agrees to the transactions contemplated by this Agreement and the releases contained in Section 8.

Section 9.              General Provisions.

9.1           Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given (i) if delivered personally (including by overnight express or messenger), upon delivery; (ii) if delivered by registered or certified mail, return receipt requested, upon the earlier of actual delivery or three (3) days after being mailed; or (iii) if given by facsimile, upon confirmation of transmission by facsimile, in each case to the parties at the following addresses: (a) If to Purchaser, addressed to:

(a)	If to Purchaser, addressed to:

Sport-Haley, Inc.
4600 E. 48th Avenue
Denver, CO 80216-3215
Attn: Donald W. Jewell, Chief Executive Officer and President
Facsimile: (303) 320-8806

With copy to:

Berliner McDonald P.C.
Attn: Steven W. McDonald, Esq.
5670 Greenwood Plaza Blvd.
Suite 418
Greenwood Village, Colorado 80111-2408
Facsimile: (303) 830-1705

(b)	If to Seller and/or Explorer Headgear, Inc., addressed to:

Explorer Gear USA, Inc.
Explorer Headgear, Inc.
Attn: Gerard Lee, Chief Executive Officer
70 East Beaver Creek Road,
North Building, Unit 202
Richmond Hill, Ontario
L4B 3B2
Canada
Facsimile: (905) 480-9722

9.2           Entire Agreement. Except as otherwise expressly provided herein, this Agreement, and any Exhibits and Schedules hereto, and the continuing provisions of the Operating Agreement, constitute the full and entire understanding and agreement among the parties with regard to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants, or agreements except as specifically set forth herein or therein. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations, or Liabilities under or by reason of this Agreement, except as expressly provided herein.

9.3           Amendment. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of the parties.

9.4           Waiver. No party shall be deemed to have waived any right which it holds hereunder unless the waiver is made expressly and in writing (and, without limiting the generality of the foregoing, no delay or omission by any party in exercising any such right shall be deemed a waiver of its future exercise). No waiver shall be deemed a waiver as to any other instance or any other right.

9.5           Applicable law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed hereby shall be governed by the internal law, but not the law pertaining to conflicts or choice of law, of the State of Colorado. Each of the parties to this agreement hereby irrevocably and unconditionally submits to the jurisdiction of the United States District Court for Colorado or any state court of competent jurisdiction sitting in Denver County, Colorado for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, and agrees not to commence any legal proceedings related thereto except in such court. Service of process in any such proceeding may be made by certified mail, return receipt requested, or its international equivalent, directed to the respective party at the address at which it is to receive notice as provided herein. Each of the parties to this Agreement irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the jurisdiction or venue of any proceeding brought in any such court or any claim that a legal proceeding commenced in such court has been brought in an inconvenient forum.

9.6           Attorneys’ Fees. In the event of any action or suit based upon or arising out of any alleged breach by any party of any representation, warranty, covenant or agreement contained in this Agreement, the prevailing party will be entitled to recover reasonable attorneys’ fees and other costs of such action or suit from the other party.

9.7           Right to Specific Performance. Each party acknowledges that the unique nature of the transactions contemplated by this Agreement and the circumstances under which this Agreement has been entered into renders money damages for a breach of the parties’ respective obligations to consummate the transactions contemplated by this Agreement an inadequate remedy, and the parties agree that either party will be entitled to pursue specific performance as a remedy for such breach without the requirement of posting a bond or other security therefor.

9.8           Rights Cumulative. All rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

9.9           Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement and complying with the provisions of all applicable laws and regulations.

9.10         Severability. In the event any provision of this Agreement shall be invalid, illegal, or unenforceable, it shall, to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.11         Headings. The headings of the Sections, subsections, paragraphs, and subparagraphs hereof are provided herein for and only for convenience of reference, and shall not be considered in construing their contents.

9.12         Expenses. Except as otherwise expressly provided in this Agreement, each party will pay all of its expenses, including attorneys’ and accountants’ fees, in connection with the negotiation of this Agreement, the performance of its obligations and the consummation of the transactions contemplated by this Agreement.

9.13         Construction. Parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement and have had competent counsel of their own choosing. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

9.14         Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns, heirs, personal representatives and executors.

9.15         Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

9.16         Captions. The captions of this Agreement are for convenience only and do not constitute a part of this Agreement.

IN WITNESS WHEREOF, each party hereto has executed this Agreement or caused it to be executed on its behalf by its duly authorized representatives, the day and year first above written.

EXPLORER GEAR USA, INC.,		EXPLORER HEADGEAR, INC.,
A CALIFORNIA CORPORATION		A CANADIAN CORPORATION

/s/ Gerard Lee		/s/ Gerard Lee
By:	Gerard Lee, Chief Executive	By:	Gerard Lee, Chief Executive
	Officer and President		Officer and President

SPORT-HALEY, INC.,
A COLORADO CORPORATION

/s/ Patrick W. Hurley, Chief Financial
Officer, for Donald W. Jewell
By:	Donald W. Jewell, Chief Executive
Officer and President

With respect to the covenant in Section 5.1.6, the mutual releases in Section 8 and the consent contained in Section 8.6:

RESERVE APPAREL GROUP, LLC,
A COLORADO LIMITED LIABILITY COMPANY

/s/ Patrick W. Hurley, Chief Financial Officer,
for Tom Tomlinson
By:	George E. (“Tom”) Tomlinson,
Operating Manager

Exhibit 1

Disclosure Schedules of Seller

The following disclosures are made by Explorer Gear USA, Inc., Explorer Headgear, Inc. and their respective Affiliates, as an attachment to, and incorporated into, the Agreement to Purchase Limited Liability Company Membership Interest, Settlement and Mutual Releases (the “Agreement”), to which these Disclosure Schedules of Seller are attached. The following disclosures are made as of the Effective Date of the Agreement, to the Knowledge of Explorer Gear USA, Inc., Explorer Headgear, Inc. and their Affiliates.

All capitalized terms used herein are as defined in the Agreement.

Schedule 4.1.3

No exceptions.

Schedule 4.1.6

No exceptions.

Schedule 4.1.7

No exceptions.

Schedule 4.1.9

Explorer Gear USA, Inc. and Explorer Headgear, Inc. were notified by Originals Apparel Group Co. of Markham, Ontario, Canada, that Reserve Apparel has cancelled and not paid for approximately 73,000 shirts ordered from Originals Apparel Group for Wal-Mart’s Fall Program. The amount of the invoice is USD $266,506.20, which invoice is attached. Currently no claim has been asserted or threatened by Original Apparel against Sport-Haley, Inc., Reserve Apparel, Explorer Gear USA, Inc. or Explorer Headgear, Inc.

Schedule 4.1.10

Explorer Headgear, Inc. entered into an Employment Agreement with Jeff Lieberman dated and effective December 19, 2005, which Agreement was duly executed by the parties and to Explorer Headgear, Inc.’s Knowledge is a valid agreement, in full force and effective to bind the parties to the terms thereof. Mr. Lieberman was hired by Explorer Headgear, Inc. to work on matters related to Reserve Apparel and the marketing of Top-Flite® apparel to Wal-Mart Stores in the United States. The Operating Manager of Reserve Apparel sent a letter to Mr. Lieberman dated May 26, 2006, which stated, among other things: “The purpose of this letter is to confirm to you that your employment, to the extent it ever existed, which was not approved by Reserve Apparel in the first instance, has ceased and any contract you may have entered into with Gerrard Lee or other representatives of Explorer Gear USA, Inc. without the authorization of Reserve Apparel is a null and void.” Mr. Lieberman continues to work for Explorer Headgear, Inc. on matters not related to Reserve Apparel. Mr. Lieberman has not asserted or threatened any claim arising out of his Employment Agreement, or in connection with his purported association with Reserve Apparel, against Reserve Apparel, Sport-Haley, Inc., Explorer Gear USA, Inc. or Explorer Headgear, Inc.